Exhibit 10.1

May 18, 2018

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, PA 15017

Attention: Mr. Christopher T. Scanlon, Chief Financial Officer

Re:	Credit facility provided to Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal”), Dunkirk Specialty Steel, LLC, a Delaware limited liability company (“Dunkirk”) and North Jackson Specialty Steel, LLC, a Delaware limited liability company (“North Jackson”) (Universal, Dunkirk and North Jackson, collectively, the “Borrowers”, and each a “Borrower”), by PNC Bank, National Association (“PNC”), various other financial institutions from time to time (PNC and such other financial institutions are each a “Lender” and collectively, the “Lenders”), PNC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and PNC and Bank of America, N.A., as co-collateral agents for the Lenders (collectively, the “Co-Collateral Agents”)

Dear Mr. Scanlon:

Reference is made to that certain Revolving Credit, Term Loan and Security Agreement, dated as of January 21, 2016, by and among the Borrowers, the Lenders party thereto, the Administrative Agent and the Co-Collateral Agents (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Notwithstanding the provisions of Section 2.20(b) to the Credit Agreement, the Borrowers, the Administrative Agent and the Lenders hereby agree that (i) any net cash proceeds received by any Loan Party on or after the date of this letter through and including June 30, 2018 that are required to be repaid by such Loan Party and applied to the Advances pursuant to Section 2.20(b) of the Credit Agreement (other than net cash proceeds received in respect of the issuance or other incurrence of Indebtedness), in an aggregate amount not to exceed $30,000,000.00, shall be applied (x) first, to the outstanding principal amount of the Revolving Advances, (y) second, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof and (z) third, to the remaining Advances in such order as Administrative Agent may determine and (ii) the Co-Collateral Agents shall institute reserves pursuant to sub-clause (v) of clause (y) of Section 2.1(a)(A) of the Credit Agreement in an amount equal to fifty percent (50%) of any net cash proceeds received and applied to the Revolving Advances pursuant to the foregoing clause (i).

The agreements and consents contained herein shall be limited to the specific agreements and consents made herein. Except as otherwise modified herein, all other terms and conditions of the Credit Agreement and the other Loan Documents continue in full force and effect and are unmodified by this letter.

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance by signing in the spaces indicated below. This letter agreement shall constitute a rider to and form a part of the Credit Agreement, as the same may be amended, modified or supplemented from time to time.

PNC Bank, National Association, as a Lender, as Administrative Agent and as Co-Collateral Agent

By:	/s/ Michael Etienne
Name:	Michael Etienne
Title:	Senior Vice President

Bank of America, N.A., as a Lender and as Co-Collateral Agent

By:	/s/ Susanna Profis
Name:	Susanna Profis
Title:	Senior Vice President

Consented and agreed to as of the first datewritten above:

Universal Stainless & Alloy Products, Inc.

By:	/s/ Christopher T. Scanlon
Name:	Christopher T. Scanlon
Title:	CFO and Treasurer

Dunkirk Specialty Steel, LLC

By:	/s/ Christopher T. Scanlon
Name:	Christopher T. Scanlon
Title:	Executive Officer

North Jackson Specialty Steel, LLC

By:	/s/ Christopher T. Scanlon
Name:	Christopher T. Scanlon
Title:	Treasurer